Exhibit 23.3

LAWRENCE CHAN & CO., SOLICITORS

陳振球律師事務所	Sole Proprietor: Chan Chun Kau Lawrence In association with J.S. Gale & Co. and Cheung & Choy

Our Ref:	Your Ref:
Please reply to: Mr. Lawrence Chan	Date: 14 August 2026

PRIVATE AND CONFIDENTIAL

BY EMAIL & BY POST

Intercont (Cayman) Limited

39 Ocean Drive

Singapore, 098187

Dear Sirs

Re: Consent Letter

We are lawyers practising and qualified to opine on Hong Kong laws, and act as Hong Kong legal advisers to Intercont (Cayman) Limited (the “Company”), a company incorporated in the Cayman Islands, in connection with a prospectus and all the amendments or supplements thereto (the “Prospectus”) as contained in the Company’s registration statement on Form F-3 (the “Registration Statement”), as amended from time to time, filed or to be filed by the Company on or around this date with the United States Securities and Exchange Commission (the “SEC” or “Commission”) under the U.S. Securities Act of 1933 (as amended).

We hereby consent to the filing of this opinion as an exhibit to, and the reference to our firm’s name in, the Registration Statement and Prospectus. In giving such consent, we do not thereby admit that we are “experts” within the definition of the U.S. Securities Act of 1933, as amended, whose consent is required thereunder, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement and Prospectus.

Yours faithfully,

/s/ Lawrence Chan & Co.

Rooms 2801-05, 28/F, China Insurance Group Building, 141 Des Voeux Road Central, Hong Kong 香港中環德輔道中141號中保集團大廈28樓2801-05室	Tel電話: (852) 3153 2233 Fax 傳真: (852) 3153 2234 Email 電郵:info@cklchan.com